Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary of the material terms of the common stock of DZS Inc. (the “Company”) summarizes the material terms of, is subject to and qualified in its entirety by reference to the terms and provisions of our restated certificate of incorporation, as amended (the “Charter”), and our amended and restated bylaws (the “Bylaws”). For the complete terms of our common stock, please refer to the Charter and the Bylaws, each as may be amended from time to time. Our common stock is the only class of securities of the Company that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

General

We have authorized 61,000,000 shares of capital stock, of which 36,000,000 are shares of common stock, par value $0.001 per share, and 25,000,000 are shares of preferred stock, par value $0.001 per share. As of March 4, 2022, there were 27,553,992 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future. Our common stock is listed on the NASDAQ Capital Market under the symbol “DZSI”.

Board of Directors

The Board of Directors is divided into three classes of directors that are as nearly equal as possible, with no class having less than one director. Directors are elected for three-year terms with a different classes’ term expiring at each annual meeting. Directors continue to hold office until their respective successors are elected and qualified.

Dividends

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors, subject to any applicable restrictions under our debt and credit agreements, and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the Board of Directors may deem relevant.

In the event the Board of Directors does issue a dividend, subject to the rights of the holders of any preferred stock, holders of our common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Company as may be declared by the Board of Directors.

Voting Rights

Except as otherwise required by law or by the Charter, each holder of common stock is entitled to cast one vote for each share of common stock standing in such holder’s name on the stock transfer records of the Company.  A quorum of stockholders is necessary to hold a valid meeting of stockholders. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to vote at such meeting, is necessary to constitute a quorum at such meeting. Directors are elected by a plurality of votes.

For all other matters presented to stockholders, unless otherwise required by applicable law, the Bylaws or the Charter, a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present and voting, in person or represented by proxy, shall decide the matter. Certain amendments to the Charter require 66-2/3% approval of the voting power of the Company that would be entitled to vote in the election of directors (i.e., Articles V (Board of Directors), VI (Limitation of Liability), VII (Indemnification), VIII (Stockholder Action) and IX (Amendment).  The Bylaws may be amended by a majority vote of the Board of Directors or by 66-2/3% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting as a single class.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Liquidation and Distribution

Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to ratably receive our net assets remaining for distribution after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Preferred Stock

The Board of Directors is authorized to, subject to any limitations imposed by applicable law, provide for issuances of preferred stock. The Board of Directors is further authorized to fix the voting powers, designations, powers, preferences and other rights of each series of preferred stock.  The number of authorized shares of preferred stock may only be increased or decreased by the affirmative vote of the holders of a majority in voting power of the Company entitled to vote, without the separate vote of the holders of preferred stock as a class.

Transfer Agent and Registrar

Our transfer agent and registrar for our capital stock is Computershare Trust Company, N.A. The transfer agent’s address is P.O. Box 505000, Louisville, KY 40233, and its telephone number is (800) 942-5909.

ANTI-TAKEOVER PROVISIONS OF THE CHARTER AND THE BYLAWS

General

The Charter and the Bylaws contain certain provisions that could have an effect of delaying, deferring or preventing a change in control of the Company in the event of a merger, reorganization, sale or transfer of substantially all of the Company’s assets, or some other extraordinary corporate transaction involving the Company. Set forth below is a description of such provisions. The description is intended as a summary only and is qualified in its entirety by reference to the Delaware General Corporation Law (the “DGCL”), the Charter and the Bylaws.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting, by or at the direction of the Board of Directors or by a stockholder of record on the date of a stockholder’s notice and on the record date for the determination of stockholders entitled to vote on the annual meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Secretary of the Company.

Choice of Forum

The Charter provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Charter or the Bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Delaware Anti-takeover Law

The Company is subject to Section 203 of the DGCL (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.